Exhibit 10.19

July 9, 2008

Mr. Dario L. Santana

5966 La Place Court

Carlsbad, California 92008

Re:	Release of Claims

Dear Dario:

This letter confirms the agreement between you and NTN Buzztime, Inc. (the “Company”) concerning the terms of your separation and offers you the separation compensation identified in your Employment Agreement following the effectiveness of a release of claims.

1. Separation Date: July 9, 2008 is your last day of employment with the Company (the “Separation Date”). On the Separation Date, you will have a “separation from service” under Internal Revenue Code Section 409A and the regulations issued thereunder.

2. Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on July 9, 2008, we provided you final paychecks in the amount of $16,298.42 for all wages, salary, bonuses, reimbursable expenses, accrued vacation and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts.

3. Stock Options. Vesting with respect to the stock options granted to you under the Company’s 2004 Performance Incentive Plan will cease on the Separation Date. All unvested shares will be forfeited on the Separation Date, and you will have 3 years and 1 year respectively as stated in your stock option agreements dated July 10, 2006 and July 10, 2007 from the Separation Date to exercise the options with respect to any shares vested as of the Separation Date. As of the Separation Date, you have an aggregate of 416,666 vested option shares (see the attached stock option report). You acknowledge and agree that all unvested shares will be forfeited on the Separation Date and that you have no right, title, or interest in or to any shares of the Company’s capital stock under the stock option agreements issued to you or any other agreement (oral or written) or plan with the Company.

4. Separation Compensation: Upon the effectiveness of the waiver of claims set forth in paragraph 7, below, the Company agrees:

a. To continue payments of your base salary in effect on the Separation Date (i.e., $15,384.62 bi-weekly), less applicable state and federal payroll deductions, on the Company’s regular bi-weekly payroll dates through July 8, 2009; and

b. To make the payments necessary under COBRA to continue health insurance coverage reasonably equivalent to that in effect immediately prior to your Separation Date, for up to twelve (12) months of coverage. You must notify the Company if you receive comparable health insurance overage from another source (e.g., a new employer) before the twelve (12) months elapses, at which time the Company’s obligation to make the payments identified in this paragraph 4.b. ceases.

By signing below, you acknowledge that the separation compensation outlined in this paragraph constitutes adequate consideration for waiving your rights to claims referred to in this agreement.

5. Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

6. Confidential Information: You hereby acknowledge that you are bound by the attached agreement dated June 7, 2006, and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

7. Waiver of Claims: The payments and promises set forth in this agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit-sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. You hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Notwithstanding the foregoing, this waiver and release of claims does not extend to any rights which as a matter of law cannot be waived and released.

8. Nondisparagement: You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement.

9. Legal and Equitable Remedies: You agree that Releasees have the right to enforce this agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Releasees may have at law or in equity for breach of this agreement.

10. Attorneys’ Fees: If any action is brought to enforce the terms of this agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

11. No Admission of Liability: This agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

12. Entire Agreement: This agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the confidentiality agreement referred to in paragraph 6, above. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

13. Modification: It is expressly agreed that this agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by authorized representatives of each of the parties to this agreement.

14. Review of Separation Agreement: You understand that you may take up to twenty-one (21) days to consider this agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this agreement. You also understand you may revoke this agreement within seven (7) days of signing this document and that the separation compensation to be provided to you pursuant to paragraph 4 will be provided only at the end of that seven (7) day revocation period.

If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

NTN BUZZTIME, INC.

By:	/S/ MICHAEL FLEMING
Michael Fleming,
Chairman of the Board of Directors

READ, UNDERSTOOD AND AGREED:

Signature:	/S/ DARIO L. SANTANA	Date:	July 11, 2008
Dario L. Santana